EXHIBIT 10.46
                                                          -------------

       AMENDED, CONSOLIDATED AND RESTATED EMPLOYMENT AGREEMENT

                           JAMES E. HELZER
                           ---------------

      THIS AMENDED, CONSOLIDATED AND RESTATED EMPLOYMENT AGREEMENT (this "Agreement") is made as of November 1, 2001, by JEH/EAGLE SUPPLY, INC., a Delaware corporation formerly known as JEH ACQUISITION CORP. ("JEH/EAGLE"), EAGLE SUPPLY GROUP, INC., a Delaware corporation ("ESG," with both JEH/EAGLE and ESG being collectively referred to as the "Employer") and JAMES E. HELZER, an individual resident in Arlington, Texas (the "Executive").

                               RECITALS

      A. Heretofore, JEH/EAGLE acquired, pursuant to a certain Asset Purchase Agreement by and among it as "Buyer", JEH Company, a Texas corporation, as "Seller" and the Executive as "Shareholder" of Seller, dated July 8, 1997 (the "Asset Purchase Agreement"), substantially all of the assets of the Seller, including the Seller's business operations in Texas, Colorado and Indiana (the "Acquired Business").

      B.    At the time of the execution of the Asset Purchase
Agreement, the Executive was the sole shareholder of the Seller and was the Seller's President and Chief Executive Officer. The Executive benefited substantially from the transaction set forth in the Asset Purchase Agreement.

      C. At the time of the execution of the Asset Purchase Agreement, JEH/EAGLE wished to obtain the Executive's continued experience and expertise with the Acquired Business and wished to employ the Executive as President and Chief Operating Officer of JEH/EAGLE.

      D. At the time of the execution of the Asset Purchase Agreement, the Executive wished to accept such employment and did so upon the terms and conditions set forth in a certain written Employment
Agreement between JEH ACQUISITION CORP. and the Executive dated as of July 1, 1997 and which was intended to run for a term of five (5) years commencing as of July 1, 1997 and ending June 30, 2002.

      E. The parties hereto, consisting of the parties to the aforesaid written employment agreement dated as of July 1, 1997, together with ESG, now desire to extend, restate and amend the terms and conditions under which the Executive will be employed for an additional term as set forth herein and under which the Executive will be employed by ESG as well in the capacities of President and Vice-Chairman of the Board of Directors.


         Exhibit 10.46 - Pg. 1


      F. The parties hereto intend that this Agreement will supersede that certain letter understanding dated November 26, 1997 addressed to the Executive from TDA Industries, Inc. (the "Letter Understanding").

      G. The parties acknowledge the accuracy of the foreging recitals and incorporate all of the same into this Agreement as terms and condiitons hereof.

                               AGREEMENT

The parties, intending to be legally bound, agree as follows:

1.    CERTAIN DEFINITIONS

For the purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1.

"Agreement" -- this Employment Agreement, including any Exhibits hereto, as amended from time to time.

"Compensation" - Base Salary, Retirement Contribution, Basic Bonus and Performance Bonus as set forth in Sections 3(A), 3(C), 3(D), 3(E) and 3(F).

"Benefits " -- as defined in Section 3(B).

"Board of Directors" -- the board of directors of ESG, unless the context requires otherwise.

"Confidential Information" -- any and all:

      (a) trade secrets concerning the business and affairs of the Employer, product specifications, data, know-how, compositions, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, current and planned distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, and any other information, however documented, that is a trade secret under New York law; and

      (b) information concerning the business and affairs of the Employer and the Acquired Business (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials), however documented; and

      (c) notes, analysis, compilations, studies, summaries, and other material prepared by or for the Employer containing or based, in whole or in part, on any information included in the foregoing.


         Exhibit 10.46 - Pg. 2


"disability " -- as defined in Section 6.2.

"Effective Date" - July 1, 2001.

"Employee Invention" -- any idea, invention, technique, modification, process, or improvement (whether patentable or not), any industrial design (whether registerable or not), and any work of authorship (whether or not copyright protection may be obtained for it) created, conceived, or developed by the Executive, either solely or in conjunction with others, during the Employment Period, or a period that includes a portion of the Employment Period, that relates in any way to, or is useful in any manner in, the business then being conducted or proposed to be conducted by the Employer, and any such item created by the Executive, either solely or in conjunction with others, following termination of the Executive's employment with the Employer, that is based upon or uses Confidential Information.

"Employment Period" -- the term of the Executive's employment under this Agreement, as more fully described in Section 2.2.

"for cause" -- as defined in Section 6.3.

"for good reason" -- as defined in Section 6.4.

"person" -- any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, or governmental body.

"Post-Employment Period" -- as defined in Section 8.2.

"Proprietary Items" -- as defined in Section 7.2(a)(iv).

"Salary" -- as defined in Section 3(A).

2.    EMPLOYMENT TERMS AND DUTIES

2.1   EMPLOYMENT

      The Employer hereby employs the Executive, and the Executive hereby accepts employment by the Employer, upon the terms and conditions set forth in this Agreement.

2.2   TERM

      Subject to the provisions of Section 6, the term of the Executive's employment under this Agreement will be five years, beginning on the Effective Date and ending on June 30, 2006.


         Exhibit 10.46 - Pg. 3


2.3   DUTIES

      The Executive will serve as a senior executive officer of the Employer and have such duties and title(s) as are assigned or delegated to the Executive by the Boards of Directors or Chief Executive Officers of Employer, and will initially serve as President and Chief Operating Officer of both ESG and JEH/EAGLE, as well as Vice-Chairman of the Board of Directors of both, and he will serve as President of Eagle Supply, Inc., a subsidiary of ESG. The Executive will devote at least four (4) days per week to the business of the Employer, will use his best efforts to promote the success of the Employer's business, including all subsidiaries and affiliates of Employer, and will cooperate fully with the Boards of Directors and Chief Executive Officers in the advancement of the best interests of the Employer. If the Executive is elected as a director of the Employer or as a director or officer of any of its affiliates, the Executive will agree to serve as such and will fulfill his duties as director and/or officer without additional compensation.

3.    COMPENSATION AND BENEFITS

      (A) Base Salary. The Executive will be paid an annual base salary of $450,000., subject to adjustment as provided below (the "Salary"), which will be payable in equal periodic installments according to the Employer's customary payroll practices, but no less frequently than monthly. The Salary will be reviewed by the Board of Directors not less frequently than annually and may be adjusted upward or downward in the sole discretion of the Boards of Directors, but in no event will the Salary be less than $450,000. per year.

      (B) Benefits. The Executive will, during the Employment Period, be permitted to participate in such pension, profit sharing, bonus, life insurance, hospitalization, major medical, and other employee benefit plans of the Employer that may be in effect from time to time, to the extent the Executive is eligible under the terms of those plans (collectively, the "Benefits"). As additionals Benefits, the Executive shall be entitled to (i) an annual allowance toward the maintenance of an automobile, which allowance shall be approximately $10,000. annually; and (ii) an annual allowance of $50,000. toward the payment of premiums on a policy or policies of life insurance on the life of the Executive, the ownership and beneficiaries of which shall be designated by the Executive.

      The Executive agrees to submit to any medical examination(s) and provide any information and documents reasonably necessary for the Employer to obtain any insurance required by this Agreement and "Key Man" life insurance on the Executive's life.

      (C) Annual Retirement Contribution. Commencing on the Effective Date and during the Employment Period, the Executive will be entitled to receive a Retirement Contribution in the amount of $150,000. per


         Exhibit 10.46 - Pg. 4


annum, to be paid periodically with the Executive's Salary
("Retirement Contribution").

      (D) Annual Basic Bonus. During the Employment Period, the Executive shall be paid a Basic Bonus (the "Basic Bonus") equal to thirty-five (35%) percent of the total of his Salary plus Retirement Contribution in the event that the defined EBIT (earnings before interest expense, taxes and intercompany fees, charges and expenses, all as defined in a certain Executive Compensation Recommendations Report by CFS Consulting, Inc. dated September 20, 2001) (the "defined EBIT") of ESG's operating subsidiaries (excluding extraordinary items) reaches $6.5 million for each fiscal year. The aforesaid Executive Compensation Recommendations Report of CFS Consulting, Inc. excludes amortization of goodwill and financing charges in arriving at the defined EBIT and both of such items are also to be excluded in making the computation required by this subparagraph. The bonus required by this subparagraph shall be paid not later than ninety (90) days after the annual financial statements of ESG are completed.

      (E) Annual Performance Bonus. During the Employment Period, the Executive shall be paid a Performance Bonus (the "Performance Bonus") equal to eight and one-third (8 1/3 %) percent of the defined EBIT of ESG's operating subsidiaries (excluding extraordinary items) in excess of $6.5 million for each fiscal year. The aforesaid Executive Compensation Recommendations Report of CFS Consulting, Inc. excludes amortization of goodwill and financing charges in arriving at the defined EBIT and both of such items are also to be excluded in making the computation required by this subparagraph. The bonus required by this subparagraph shall be paid not later than ninety (90) days after the annual financial statements of ESG are completed.

      (F) Limitations on Compensation. In no event shall annual cash compensation payable with respect to any single fiscal year during the Employment Period, consisting of the total of Salary, Retirement Contribution, Basic Bonus and Performance Bonus, exceed $875,000. In the event, however, that application of the formulae for computation of Basic Bonus and Performance Bonus would result in annual compensation in excess of $875,000., then cash compensation shall be limited to $875,000., but all amounts earned in excess thereof shall be credited to a non-qualified deferred compensation account and be paid, without interest or other earnings thereon, at the Executive's retirement, death, disability or upon a sale of all or substantially all of ESG's assets or stock, provided further that the total of all such compensation consisting of Salary, Retirement Contribution, Basic Bonus and Performance Bonus, including amounts required to be credited toward the above mentioned deferred compensation account shall not exceed $1,250,000. for any fiscal year during the Employment Period. The payment of any deferred compensation required by this subparagraph shall be paid not later than ninety (90) days after the earliest date on which the event occurs which requires the payment of the deferred compensation account to the Executive.


         Exhibit 10.46 - Pg. 5


      (G) Necessity to be Employed at End of Fiscal Year. In order to be entitled to any payment of Basic Bonus and/or Performance Bonus for any given fiscal year, the Executive shall be required to be employed by the Employer at the end of each such fiscal year and, if not, there shall be no pro rating of any such payment for any such fiscal year at the end of which the Executive is not employed by the Employer.

      (H) Auditors' Computations Binding. The computations of the regular auditors of ESG shall be deemed accurate and binding, creating a presumption of accuracy and regularity, which presumption may be overcome only by a showing of fraud, impropriety, arithemetical error or obvious irregularity. The defined EBIT is to be determined for each fiscal year in a manner consistent with the illustrations set forth and the method utilized in the aforesaid Executive Compensation Recommendations Report of CFS Consulting, Inc. dated September 20, 2001, which illustrations and method are hereby incorporated herien by reference as if fully set forth at length hereat.

4.    FACILITIES AND EXPENSES

      The Employer will furnish the Executive with office space, equipment, supplies, and such other facilities and personnel as the Employer deems necessary or appropriate for the performance of the Executive's duties under this Agreement. The Employer will pay on behalf of the Executive (or reimburse the Executive for) reasonable expenses incurred by the Executive at the request of, or on behalf of, the Employer in the performance of the Executive's duties pursuant to this Agreement and in accordance with the Employer's employment policies, including reasonable expenses incurred by the Executive in attending conventions, seminars, and other business meetings, in appropriate business entertainment activities, and for promotional expenses. The Executive must file expense reports with respect to such expenses in accordance with the Employer's policies.

5.    VACATIONS AND HOLIDAYS

      The Executive will be entitled to take up to four (4) weeks of paid vacation annually at a time mutually convenient to the Employer and the Executive. The Executive will also be entitled to the paid holidays and other paid leave set forth in the Employer's policies.

6.    TERMINATION

6.1   EVENTS OF TERMINATION

      The Employment Period, the Executive's Compensation, and any and all other rights of the Executive under this Agreement or otherwise as an employee of the Employer will terminate (except as otherwise provided in this Section 6):

      (a)   upon the death of the Executive;


         Exhibit 10.46 - Pg. 6

      (b) upon the disability of the Executive (as defined in Section 6.2) immediately upon notice;

      (c) for cause (as defined in Section 6.3), at the option of the Employer, immediately upon notice from the Employer to the Executive, or at such later time as such notice may specify;

      (d) for good reason (as defined in Section 6.4) upon not less than thirty days prior notice from the Executive to the Employer; or

      (e) upon the closing of a sale of substantially all of the assets or stock of ESG to any nonaffiliated purchaser or purchasers in an arm's length transaction.

6.2   DEFINITION OF DISABILITY

      For purposes of Section 6.1, the Executive will be deemed to have a "disability" if, for physical or mental reasons, the Executive is unable to perform the essential functions of the Executive's duties under this Agreement for 120 consecutive days, or 180 days during any twelve month period, as determined in accordance with this Section
6.2. The disability of the Executive will be determined by a medical doctor selected by written agreement of the Employer and the Executive upon the request of either party by notice to the other. If the Employer and the Executive cannot agree on the selection of a medical doctor, each of them will select a medical doctor and the two medical doctors will select a third medical doctor who will determine whether the Executive has a disability. The determination of the medical doctor selected under this Section 6.2 will be binding on both parties. The Executive must submit to a reasonable number of examinations by the medical doctor making the determination of disability under this Section 6.2, and the Executive hereby authorizes the disclosure and release to the Employer of such determination and all supporting medical records. If the Executive is not legally competent, the Executive's legal guardian or duly authorized attorney-in-fact will act in the Executive's stead, under this Section 6.2, for the purposes of submitting the Executive to the examinations, and providing the authorization of disclosure, required under this Section 6.2.

6.3   DEFINITION OF "FOR CAUSE"

      For purposes of Section 6.1, the phrase "for cause" means: (a) the Executive's material breach of this Agreement which breach continues for more than thirty (30) days after notice thereof has been received by the Executive; (b) the Executive's failure to adhere to any written Employer policy if the Executive has been given a reasonable opportunity to comply with such policy or cure his failure to comply (which reasonable opportunity shall not exceed thirty (30) days); (c) the appropriation (or attempted appropriation) of a material business opportunity of the Employer, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of the Employer; (d) the misappropriation (or attempted misappropriation) of any of the Employer's funds or property; or (e) the conviction of, the indictment


         Exhibit 10.46 - Pg. 7


for (or its procedural equivalent), or the entering of a guilty plea or plea of no contest with respect to, a felony, the equivalent thereof, or any other crime with respect to which imprisonment for more than six (6) months is a possible punishment.

      The Executive and the Employer acknowledge that the purchase price paid for the Acquired Business, as set forth in the Asset Purchase Agreement, was based in part on the Executive's commitment to continue to serve as Chief Executive Officer of the Acquired Business. Accordingly, if the Executive commits an act described in Sections 6.3
(a), (b), (c), (d) or (e) and the Employer elects to terminate the Executive's employment, Employer shall be relieved of its obligation to make any of the contingent payments required by Sections 2.4 (a),
(b) or (c) of the Asset Purchase Agreement subsequent to the date of such termination.

6.4   DEFINITION OF "FOR GOOD REASON"

      For purposes of Section 6.1, the phrase "for good reason" means any of the following: (a) the Employer's material breach of this Agreement which breach continues for more than thirty (30) days after notice has been received by the Employer; (b) the assignment of the Executive without his consent to a position, responsibilities, or duties of a materially lesser status or degree of responsibility than a senior officer of the Employer; or (c) the Employer's material breach of the Asset Purchase Agreement which breach continues for more than thirty (30) days after notice has been received by the Employer.

6.5   TERMINATION PAY

      Effective upon the termination of this Agreement, the Employer will be obligated to pay the Executive (or, in the event of his death, his designated beneficiary as defined below) only such compensation as is provided in this Section 6.5 and in lieu of all other amounts and in settlement and complete release of all claims the Executive may have against the Employer. For purposes of this Section 6.5, the Executive's designated beneficiary will be such individual beneficiary or trust, located at such address, as the Executive may designate by notice to the Employer from time to time or, if the Executive fails to give notice to the Employer of such a beneficiary, the Executive's estate. Notwithstanding the preceding sentence, the Employer will have no duty, in any circumstances, to attempt to open an estate on behalf of the Executive, to determine whether any beneficiary designated by the Executive is alive or to ascertain the address of any such beneficiary, to determine the existence of any trust, to determine whether any person or entity purporting to act as the Executive's personal representative (or the trustee of a trust established by the Executive) is duly authorized to act in that capacity, or to locate or attempt to locate any beneficiary, personal representative, or trustee.

      (A)   Termination by the Executive for Good Reason. If the
Executive terminates this Agreement for good reason, the Employer will pay the Executive the Executive's Salary for the remainder, if any, of the calendar month in which such termination is effective.


         Exhibit 10.46 - Pg. 8


      (B) Termination by the Employer for Cause. If the Employer terminates this Agreement for cause, the Executive will be entitled to receive his Salary only through the date such termination is effective.

      (C) Termination upon Disability. If this Agreement is terminated by either party as a result of the Executive's disability, as determined under Section 6.2, the Employer will pay the Executive his Salary and normal disability and medical insurance benefits for a period of one (1) year after the date of termination for disability.

      (D) Termination upon Death. If this Agreement is terminated because of the Executive's death, the Executive or his beneficiaries or, in the absence of any designated beneficiaries, his estate, will be entitled to receive his Salary for a period of one (1) year after the date of death.

      (E) Sale. If this Agreement is terminated as a result of a sale as provided hereinabove in Section 6.1(e), the Executive will be entitled to receive his Salary and Retirement Contribution for a period of six (6) months after the closing of such sale and the amount credited to the Executive's non-qualified, non-interest bearing and non-income earning deferred compensation account, as set forth in
Section 3(F) hereof.

      (F) Benefits. The Executive's accrual of, or participation in plans providing for, the Benefits will cease at the effective date of the termination of this Agreement, and the Executive will be entitled to accrued Benefits pursuant to such plans only as provided in such plans; provided, however, that upon the expiration of the term of the Executive's employment, and provided that the Executive is in compliance with all Post-Employment Period obligations, the Employer shall endeavor to continue the Executive's participation in the Employer's health insurance plan until such time as the Executive reaches age 65. The Employer shall not be required to pay any premiums on behalf of the Executive in excess of those paid during the Executive's last year of employment with the Employer.

      (G) In addition to the foregoing, within ninety (90) days from the date of termination, for any reason whatsoever, all amounts, if any, standing to the credit of the Executive in his non-qualified deferred compensation account as set forth in Section 3(F) shall be paid to the Executive or his representative.

7.    NON-DISCLOSURE COVENANT; EMPLOYEE INVENTIONS

7.1   ACKNOWLEDGMENTS BY THE EXECUTIVE

      The Executive acknowledges that (a) during the Employment Period and as a part of his employment, the Executive will be afforded access to Confidential Information; (b) public disclosure of such Confidential Information could have an adverse effect on the Employer and its business; (c) because the Executive possesses substantial technical expertise and skill with respect to the Employer's business,


         Exhibit 10.46 - Pg. 9


the Employer desires to obtain exclusive ownership of each Employee Invention, and the Employer will be at a substantial competitive disadvantage if it fails to acquire exclusive ownership of each Employee Invention; (d) the Buyer has required that the Executive make the covenants in this Section 7 as a condition to its purchase of the Acquired Business; and (e) the provisions of this Section 7 are reasonable and necessary to prevent the improper use or disclosure of Confidential Information and to provide the Employer with exclusive ownership of all Employee Inventions.

7.2   AGREEMENTS OF THE EXECUTIVE

      In consideration of the compensation and benefits to be paid or provided to the Executive by the Employer under this Agreement, the Executive covenants as follows:

(A)   Confidentiality.

      (i) During and following the Employment Period, the Executive will hold in confidence the Confidential Information and will not disclose it to any person except with the specific prior written consent of the Employer or except as otherwise expressly permitted by the terms of this Agreement.

      (ii) Any trade secrets of the Employer will be entitled to all of the protections and benefits under New York and any other applicable law. If any information that the Employer deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Agreement, such information will, nevertheless, be considered Confidential Information for purposes of this Agreement. The Executive hereby waives any requirement that the Employer submit proof of the economic value of any trade secret or post a bond or other security.

      (iii) None of the foregoing obligations and restrictions applies to any part of the Confidential Information that the Executive demonstrates was or became generally available to the public other than as a result of a disclosure by the Executive.

      (iv) The Executive will not remove from the Employer's premises (except to the extent such removal is for purposes of the performance of the Executive's duties at home or while traveling, or except as otherwise specifically authorized by the Employer) any document, record, notebook, plan, model, component, device, or computer software or code, whether embodied in a disk or in any other form (collectively, the "Proprietary Items"). The Executive recognizes that, as between the Employer and the Executive, all of the Proprietary Items, whether or not developed by the Executive, are the exclusive property of the Employer. Upon termination of this Agreement by either party, or upon the request of the Employer during the Employment Period, the Executive will return to the Employer all of the Proprietary Items in the Executive's possession or subject to the Executive's


         Exhibit 10.46 - Pg. 10

      control, and the Executive shall not retain any copies, abstracts, sketches, or other physical embodiment of any of the Proprietary Items.

(B) Employee Inventions. Each Employee Invention will belong exclusively to the Employer. The Executive acknowledges that all of the Executive's writing, works of authorship, specially commissioned works, and other Employee Inventions are works made for hire and the property of the Employer, including any copyrights, patents, or other intellectual property rights pertaining thereto. If it is determined that any such works are not works made for hire, the Executive hereby assigns to the Employer all of the Executive's right, title, and interest, including all rights of copyright, patent, and other intellectual property rights, to or in such Employee Inventions. The Executive covenants that he will promptly:

      (i)   disclose to the Employer in writing any Employee Invention;

      (ii) assign to the Employer or to a party designated by the Employer, at the Employer's request and without additional compensation, all of the Executive's right to the Employee Invention for the United States and all foreign jurisdictions;

      (iii) execute and deliver to the Employer such applications, assignments, and other documents as the Employer may request in order to apply for and obtain patents or other registrations with respect to any Employee Invention in the United States and any foreign jurisdictions;

      (iv) sign all other papers necessary to carry out the above obligations; and

      (v) give testimony and render any other assistance in support of the Employer's rights to any Employee Invention.

7.3   DISPUTES OR CONTROVERSIES

The Executive recognizes that should a dispute or controversy arising from or relating to this Agreement be submitted for adjudication to any court, arbitration panel, or other third party, the preservation of the secrecy of Confidential Information may be jeopardized. All pleadings, documents, testimony, and records relating to any such adjudication will be maintained in secrecy and will be available for inspection by the Employer, the Executive, and their respective attorneys and experts, who will agree, in advance and in writing, to receive and maintain all such information in secrecy, except as may be limited by them in writing.

8.    NON-COMPETITION AND NON-INTERFERENCE

8.1   ACKNOWLEDGMENTS BY THE EXECUTIVE

      The Executive acknowledges that: (a) the services to be performed by him under this Agreement are of a special, unique, unusual, extraordinary, and intellectual character; (b) the Employer's business


         Exhibit 10.46 - Pg. 11


is currently regional in scope but may become national in scope and its products are currently marketed in five or more regions but may in the future be marketed throughout the United States; (c) the Employer competes with other businesses that are or could be located in any part of the United States; (d) the Buyer has required that the Executive make the covenants set forth in this Section 8 as a condition to the Buyer's purchase of the Acquired Business; and (e) the provisions of this Section 8 are reasonable and necessary to protect the Employer's business.

8.2   COVENANTS OF THE EXECUTIVE

      In consideration of the acknowledgments by the Executive, and in consideration of the compensation and benefits to be paid or provided to the Executive by the Employer, the Executive covenants that he will not, directly or indirectly:

      (a) during the Employment Period, except in the course of his employment hereunder, and during the Post-Employment Period, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend the Executive's name or any similar name to, lend Executive's credit to or render services or advice to, any business whose products or activities compete in whole or in part with the products or activities of the Employer; provided, however, that the Executive may purchase or otherwise acquire up to (but not more than) one percent of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934;

      (b) whether for the Executive's own account or for the account of any other person, at any time during the Employment Period and the Post-Employment Period, solicit business of the same or similar type being carried on by the Employer, from any person known by the Executive to be a customer of the Employer, whether or not the Executive had personal contact with such person during and by reason of the Executive's employment with the Employer;

      (c) whether for the Executive's own account or the account of any other person (i) at any time during the Employment Period or the Post-Employment Period, solicit, employ, or otherwise engage as an employee, independent contractor, or otherwise, any person who is or was an employee of the Employer at any time during the Employment
Period or in any manner induce or attempt to induce any employee of the Employer to terminate his employment with the Employer; or (ii) at any time during the Employment Period or the Post Employment Period, interfere with the Employer's relationship with any person, including any person who at any time during the Employment Period was an employee, contractor, supplier, or customer of the Employer; or


         Exhibit 10.46 - Pg. 12


      (d) at any time during or after the Employment Period, disparage the Employer or any of its shareholders, directors, officers, employees, or agents.

For purposes of this Section 8.2, the term "Post-Employment Period" means the two year period beginning on the date of termination of the Executive's employment with the Employer.

      If any covenant in this Section 8.2 is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope, time, and geographic area, and such lesser scope, time, or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against the Executive.

      The period of time applicable to any covenant in this Section 8.2 will be extended by the duration of any violation by the Executive of such covenant.

      The Executive will, while the covenant under this Section 8.2 is in effect, give notice to the Employer, within ten days after accepting any other employment, of the identity of the Executive's employer. The Employer may notify such employer that the Executive is bound by this Agreement and, at the Employer's election, furnish such employer with a copy of this Agreement or relevant portions thereof.

9.    GENERAL PROVISIONS

9.1   INJUNCTIVE RELIEF AND ADDITIONAL REMEDY

      The Executive acknowledges that the injury that would be suffered by the Employer as a result of a breach of the provisions of this Agreement (including any provision of Sections 7 and 8) would be irreparable and that an award of monetary damages to the Employer for such a breach would be an inadequate remedy. Consequently, the Employer will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement, and the Employer will not be obligated to post bond or other security in seeking such relief. Without limiting the Employer's rights under this Section 9 or any other remedies of the Employer, if the Executive breaches any of the provisions of Section 7 or 8, the Employer will have the right to cease making any payments otherwise due to the Executive under this Agreement.

9.2   COVENANTS OF SECTIONS 7 AND 8 ARE ESSENTIAL AND INDEPENDENT
      COVENANTS

      The covenants by the Executive in Sections 7 and 8 are essential elements of this Agreement and the Asset Purchase Agreement, and without the Executive's agreement to comply with such covenants, the Buyer would not have purchased the Acquired Business under the Asset


         Exhibit 10.46 - Pg. 13


Purchase Agreement and the Employer would not have entered into this Agreement or employed the Executive. The Employer and the Executive have independently consulted their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants, with specific regard to the nature of the business conducted by the Employer.

      The Executive's covenants in Sections 7 and 8 are independent covenants and the existence of any claim by the Executive against the Employer under this Agreement or otherwise, or against the Buyer, will not excuse the Executive's breach of any covenant in Section 7 or 8.

      If the Executive's employment hereunder expires or is terminated, this Agreement will continue in full force and effect as is necessary or appropriate to enforce the covenants and agreements of the Executive in Sections 7 and 8.

9.4   REPRESENTATIONS AND WARRANTIES BY THE EXECUTIVE

      The Executive represents and warrants to the Employer that the execution and delivery by the Executive of this Agreement do not, and the performance by the Executive of the Executive's obligations hereunder will not, with or without the giving of notice or the passage of time, or both: (a) violate any judgment, writ, injunction, or order of any court, arbitrator, or governmental agency applicable to the Executive; or (b) conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement to which the Executive is a party or by which the Executive is or may be bound.

9.5   OBLIGATIONS CONTINGENT ON PERFORMANCE

      The obligations of the Employer hereunder, including its obligation to pay the compensation provided for herein, are contingent upon the Executive's substantial performance of the Executive's obligations hereunder.

9.6   WAIVER

      The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law: (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or


         Exhibit 10.46 - Pg. 14


of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

9.7   BINDING EFFECT; DELEGATION OF DUTIES PROHIBITED

      This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs, and legal representatives, including any entity with which the Employer may merge or consolidate or to which all or substantially all of its assets may be transferred. The duties and covenants of the Executive under this Agreement, being personal, may not be delegated.

9.8   NOTICES

      All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by certified mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

If to Employer:               Eagle Supply Group, Inc. or
                              JEH/Eagle Supply Inc.
                              c/o TDA Industries, Inc.
                              122 East 42nd Street, Suite 1116
                              New York, NY 10168
                              Attention: Douglas P. Fields,
                              Chief Executive Officer

With a copy to:               Steven W. Wolfe, Esq.
                              Kantor, Davidoff, Wolfe,
                                Mandelker & Kass, P.C.
                              51 East 42nd Street
                              New York, N.Y. 10017 (if by mail)

If to the Executive:          James E. Helzer
                              8110 Russell Curry Road
                              Arlington, Texas 76017

With a copy to:               Raymond Meeks, Esq.
                              1000 N. Walnut Creek Drive
                              Suite C
                              Mansfield, Texas 76063


         Exhibit 10.46 - Pg. 15


9.9   ENTIRE AGREEMENT; AMENDMENTS

      This Agreement, the Asset Purchase Agreement, and the documents executed in connection with the Asset Purchase Agreement, contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement may not be amended orally, but only by an agreement in writing signed by the parties hereto. This Agreement is intended as an Amended, Consolidated and Restated Agreement superseding the Employment Agreement between JEH Acquisition Corp. and the Executive dated July 1, 1987 and the Letter Understanding.

9.10  GOVERNING LAW

      This Agreement will be governed by the laws of the State of New York without regard to conflicts of laws principles.

9.11  JURISDICTION

      Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against either of the parties in the courts of the State of New York in New York County, New York, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York, or the Middle District of Florida, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. The parties agree to accept service of process by certified mail, or such other means as permitted for the giving of notices hereunder. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

9.12  SECTION HEADINGS; CONSTRUCTION

      The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

9.13  SEVERABILITY

      If any provision of this Agreement is held invalid or unenforceable in any jurisdiction by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect in such jurisdiction. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.


         Exhibit 10.46 - Pg. 16


9.14  COUNTERPARTS

      This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

      IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date above first written above.


                                       JEH/EAGLE SUPPLY, INC.


                                       By: _______________________



                                       EAGLE SUPPLY GROUP, INC.


                                       By: _______________________



                                       ___________________________
                                             JAMES E. HELZER


         Exhibit 10.46 - Pg. 17